Exhibit 99.7

June 2, 2006

Board of Directors
AT&T Inc.
175 East Houston Street
San Antonio, TX 78205

Re:	Amendment No. 2 to Registration Statement on Form S-4 of AT&T Inc. (File No. 333-132904)

Members of the Board:
     Reference is made to our opinion letter delivered to you on March 4, 2006 attached as Annex B to the Joint Proxy Statement/Prospectus included in Amendment No. 2 to the Form S-4 of AT&T Inc. to be filed with the Securities and Exchange Commission on the date hereof (the “Prospectus”).
     We hereby consent to the references to our firm and opinion letter in the Prospectus under the headings “Summary — Opinion of AT&T’s Financial Advisors” and “The Merger — Background of the Merger”, “— AT&T’s Reasons for the Merger”, “— Opinions of AT&T’s Financial Advisors”. It is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Prospectus and that our opinion is not to be used, circulated, quoted or otherwise referred to, in whole or in part, for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement (including any subsequent amendments to the Prospectus), proxy statement or other document, in each case, except in accordance with our written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Prospectus under the meaning of the term “expert” as used in the Securities Act.
Very truly yours,

/s/ Lehman Brothers
LEHMAN BROTHERS